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   Exhibit 11 - Statement Re:  Computation of Basic and Diluted
                 Earnings Per Share (Unaudited)

                        Three Months Ended June 30,  Six Months Ended June 30,
                        ___________________________  _________________________

                               2000      1999           2000         1999
                               ____      ____           ____         ____

BASIC EARNINGS PER SHARE

  Net Income                   $ 6,877    $ 5,556         $15,463     $12,925
                               =======    =======         =======     =======
  Weighted average shares
   outstanding                  13,980     14,021          13,965      14,029
                              ========    =======         =======     =======

  Basic earnings per share     $  0.49    $   .40         $  1.11     $   .92
                               =======    =======         =======     =======

DILUTED EARNINGS PER SHARE

 Weighted average number of
  shares outstanding            13,980     14,021         13,965       14,029

 Net effect of dilutive stock
  options, based on the treasury
  stock method                      16          2             13            1
                               _______    _______        _______      _______
 Total diluted shares used in
  computation                   13,996     14,023         13,978       14,030
                               =======    =======        =======      =======

 Diluted earnings per share    $   .49    $   .40        $  1.11      $   .92
                               =======    =======        =======      =======
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